                                  EXHIBIT 10.6


                                CREDIT AGREEMENT

                        dated as of December 31, 1995

                                    between

                           STRATEGIC DISTRIBUTION, INC.

                                       and

                            BANK OF AMERICA ILLINOIS






=================================================================

SECTION 1  CERTAIN DEFINITIONS........................................1

SECTION 2  COMMITMENT OF THE BANK; TYPES OF LOANS;
	   BORROWING AND CONVERSION PROCEDURES........................8
      SECTION 2.1  Commitment of the Bank  ...........................8
      SECTION 2.2  Various Types of Loans ...........................11
      SECTION 2.3  Borrowing Procedures ............................ 11
      SECTION 2.4  Conversion Procedures ........................... 11
      SECTION 2.5  Letter of Credit Procedures ....................  12
      SECTION 2.6  Reimbursement Obligations ....................... 12
      SECTION 2.7  Limitation on the Bank's Obligations ............ 12
      SECTION 2.8  Warranty......................................... 13
      SECTION 2.9  Conditions ...................................... 13

SECTION 3  NOTE EVIDENCING LOANS.....................................13
      SECTION 3.1  Note..............................................13
      SECTION 3.2  Recordkeeping ................................... 13

SECTION 4  INTEREST..................................................14
      SECTION 4.1  Interest Rates....................................14
      SECTION 4.2  Interest Payment Dates  ......................... 14
      SECTION 4.3  Interest Periods ................................ 14
      SECTION 4.4  Setting and Notice of Eurodollar Rates .......... 15
      SECTION 4.5  Computation of Interest ......................... 15

SECTION 5  FEES......................................................15
      SECTION 5.1  Commitment Fee....................................15
      SECTION 5.2  Letter of Credit Fees ........................... 16
      SECTION 5.3  Closing Fee...................................... 16

SECTION 6  REDUCTION OR TERMINATION OF THE COMMITMENT;
	   REPAYMENTS AND VOLUNTARY PREPAYMENTS......................16
      SECTION 6.1  Reduction or Termination of the Commitment....... 16
      SECTION 6.2  Voluntary Prepayments ........................... 16

SECTION 7  MAKING AND APPLICATION OF PAYMENTS; SETOFF................17
      SECTION 7.1  Making of Payments................................17
      SECTION 7.2  Application of Certain Payments ................. 17
      SECTION 7.3  Due Date Extension .............................. 17
      SECTION 7.4  Setoff........................................... 17

SECTION 8  INCREASED COSTS; SPECIAL PROVISIONS FOR
           EURODOLLAR LOANS..........................................17
      SECTION 8.1  Increased Costs...................................17
      SECTION 8.2  Basis for Determining Interest Rate

           Inadequate or Unfair .....................................19
      SECTION 8.3  Changes in Law Rendering Certain
                   Loans Unlawful .................................. 19
      SECTION 8.4  Funding Losses .................................. 20
      SECTION 8.5  Right of Bank to Fund through Other
                   Offices...........................................20
      SECTION 8.6  Discretion of Bank as to Manner of Funding .......20
      SECTION 8.7  Conclusiveness of Statements;
                   Survival of Provisions........................... 20

SECTION 9  WARRANTIES................................................21
      SECTION 9.1  Organization, etc.................................21
      SECTION 9.2  Authorization; No Conflict....................... 21
      SECTION 9.3  Validity and Binding Nature ..................... 21
      SECTION 9.4  Financial Statements ............................ 22
      SECTION 9.5  Litigation and Contingent Liabilities.............22
      SECTION 9.6  Taxes ........................................... 22
      SECTION 9.7  Investment Company Act........................... 22
      SECTION 9.8  Public Utility Holding Company Act................22
      SECTION 9.9  Regulation U..................................... 23
      SECTION 9.10  Pension and Welfare Plans ...................... 23
      SECTION 9.11  Ownership of Properties; Liens.................. 23
      SECTION 9.12  Environmental, Safety and Health Matters.......  24
      SECTION 9.13  Lease of Property .............................. 25
      SECTION 9.14  Solvency, etc................................... 25
      SECTION 9.15  Subsidiaries .................................   25
      SECTION 9.16  Compliance.....................................  25
      SECTION 9.17  Insurance....................................... 25
      SECTION 9.18  Information .................................... 25

SECTION 10  COVENANTS................................................26
      SECTION 10.1  Reports, Certificates and Other
           Information ............................................. 26
           10.1.1  Annual Audit Report ..............................26
           10.1.2  Quarterly Financial Statement ................... 26
           10.1.3  Monthly Financial Statement...................... 27
           10.1.4  Officer's Certificate............................ 27
           10.1.5  Other Reports ....................................27
           10.1.6  Certificate Regarding Environmental Matters.......28
           10.1.7  Notices ..........................................28
      SECTION 10.2  Existence .......................................29
      SECTION 10.3  Nature of Business ..............................30
      SECTION 10.4  Books, Records and Access ...................... 30
      SECTION 10.5  Taxes .......................................... 30
      SECTION 10.6  Compliance ......................................30
      SECTION 10.7  Financial Covenants .............................30

           10.7.1  Company's Net Worth ............................. 30
           10.7.2  Consolidated Net Worth ...........................31
           10.7.3  Liabilities to Net Worth Ratio .................. 31
           10.7.4  Capital Expenditures ...........................  31
           10.7.5  Fixed Charge Coverage ........................... 31
           10.7.6  Interest Coverage................................ 32
      SECTION 10.8  Insurance  ..................................... 32
      SECTION 10.9  Insurance Survey ............................... 32
      SECTION 10.10  Repair..........................................33
      SECTION 10.11  Use of Proceeds ............................... 33
      SECTION 10.12  Pension Plans ................................. 33
      SECTION 10.13  Merger, Purchase, Acquisitions and Sale ....... 34
      SECTION 10.14  Restricted Payments............................ 34
      SECTION 10.15  Company's and Subsidiaries' Stock ............  35
      SECTION 10.16  Indebtedness .................................. 35
      SECTION 10.17  Liens ..........................................36
      SECTION 10.18  Guaranties....................................  36
      SECTION 10.19  Investments ................................... 36
      SECTION 10.20  Subsidiaries ...................................37
      SECTION 10.21  Leases..........................................37
      SECTION 10.22  Future Environmental Assessments................37
      SECTION 10.23  Related Agreements ............................ 38
      SECTION 10.24  Unconditional Purchase Options .................38
      SECTION 10.25  Transactions with Related Parties ............. 38

SECTION 11  CONDITIONS OF LENDING....................................40
      SECTION 11.1  Initial Loan.....................................40
           11.1.1  Note............................................. 40
           11.1.2  Resolutions ......................................40
           11.1.3  Consents, etc.................................... 40
           11.1.4  Incumbency and Signatures.........................40
           11.1.5  Opinion of Counsel for the Company................41
           11.1.6  Guaranty .........................................41
           11.1.7  Security Agreement................................41
           11.1.8  Pledge Agreements ............................... 41
           11.1.9  Other............................................ 41
      SECTION 11.2  All Loans and Letters of Credit ................ 41
           11.2.1  No Default .......................................41
           11.2.2  Confirmatory Certificate......................... 41

SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT.......................42
      SECTION 12.1  Events of Default................................42
           12.1.1  Non-Payment of the Note, etc .....................42
           12.1.2  Non-Payment of Other Indebtedness
                   for Borrowed  Money ..............................42
           12.1.3  Other Material Obligations .......................42
           12.1.4  Bankruptcy, Insolvency, etc.......................42

           12.1.5  Non-Compliance with Certain Provisions
                   of This Agreement.................................. 43
           12.1.6  Non-Compliance with Other Provisions
                   of This Agreement ..................................43
           12.1.7  Warranties ........................................ 43
           12.1.8  Invalidity of Guaranties, etc...................... 43
           12.1.9  Pension Plans ......................................43
           12.1.10  Litigation ........................................44
           12.1.11  Conduct of Business............................... 44
           12.1.12  Ownership .........................................44
           12.1.13  Invalidity of Collateral Documents, etc........... 44
           12.1.14  Coors Guaranty ................................... 44
           SECTION 12.2  Effect of Event of Default ...................44

SECTION 13  GENERAL....................................................45
      SECTION 13.1  Waiver; Amendments.................................45
      SECTION 13.2  Notices............................................45
      SECTION 13.3  Computations...................................... 46
      SECTION 13.4  Costs, Expenses and Taxes ........................ 46
      SECTION 13.5  Captions.......................................... 46
      SECTION 13.6  Governing Law .................................... 46
      SECTION 13.7  Counterparts; Effectiveness....................... 47
      SECTION 13.8  Successors and Assigns ........................... 47
      SECTION 13.9  Indemnification by the Company.....................47
      SECTION 13.10  Waiver of Jury Trial............................. 48
      SECTION 13.11  Consent to Jurisdiction ..........................48

SCHEDULE I

      EXHIBIT A     Form of Note (Section 3.1)
      EXHIBIT B     Litigation (Section 9.5)
      EXHIBIT C     Pension and Welfare Plans (Section 9.8)
      EXHIBIT D     Environmental, Safety and Health Matters (Section 9.12)
      EXHIBIT E     Leases (Section 9.13)
      EXHIBIT F     Subsidiaries (Section 9.15)
      EXHIBIT G     Indebtedness (Section 10.16)
      EXHIBIT H     Investments (Section 10.19)
      EXHIBIT I     Liens (Section 10.17)
      EXHIBIT J     Form of Opinion (Section 11.1.5)
      EXHIBIT K     Form of Guaranty (Section 11.1.6)
      EXHIBIT L     Insurance (Section 9.17)
      EXHIBIT M     Form of Security Agreement (Section 11.1.7)
      EXHIBIT N-1   Form of Company Pledge Agreement (Section 11.1.8(a))
      EXHIBIT N-2   Form of SafetyMaster Pledge Agreement (Section 11.1.8(b))
      EXHIBIT N-3   Form of ATSG Pledge Agreement (Section 11.1.8(c))
      EXHIBIT O     Premises Requiring Landlord Consents

                              CREDIT AGREEMENT

         This CREDIT AGREEMENT, dated as of December 31, 1995 (this "Agreement"), is entered into between STRATEGIC DISTRIBUTION, INC., a Delaware corporation (the "Company"), and BANK OF AMERICA ILLINOIS (the "Bank"). Certain terms are used in this Agreement as hereinafter defined.

         In consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:


         CERTAIN DEFINITIONS. When used herein the following terms shall have the following meanings

         Advance means a loan by the Company to a Borrowing Subsidiary with the proceeds of a Loan.

         Agreement - see Preamble.

         ATSG means American Technical Services Group, Inc., a Delaware corporation.

         ATSG Pledge Agreement - see Section 11.1.8(c).

         Attorneys' Fees means the reasonable fees, charges and expenses of the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by the Bank from time to time.

         Bank - see Preamble.

         Borrowing Subsidiary means (a) as of the Effective Date, each of SafetyMaster, Lewis Supply, ATSG and ISA and (b) thereafter, the entities referred to in clause (a) and each other Subsidiary of the Company designated by the Company as a Borrowing Subsidiary which is a Guarantor.

         Business Day means any day of the year on which the Bank is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a Eurodollar Loan, on which dealings are carried on in the interbank eurodollar market.

         Capitalized Lease means any lease which is or should be capitalized on the balance sheet of the lessee in accordance with GAAP.

         Code means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the final and temporary regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

         Collateral Documents means the Company Pledge Agreement, the SafetyMaster Pledge Agreement, the ATSG Pledge Agreement and the Security Agreement.

         Commitment means the commitment of the Bank to make Loans and to issue Letters of Credit hereunder.

         Company - see Preamble.

         Company Pledge Agreement - see Section 11.1.8(a).

         Computation Period means any period of four consecutive Fiscal Quarters of the Company ending on the last day of a Fiscal Quarter; provided, however, that for purposes of Section 10.7.5, Computation Period means (i) for the period ending on September 30, 1996, the three-month period beginning on July 1, 1996 and ending on September 30, 1996, (ii) for the period ending on December 31, 1996, the six-month period beginning on July 1, 1996 and ending on December 31, 1996, and (iii) for the period ending on March 31, 1997, the nine-month period beginning on July 1, 1996 and ending on March 31, 1997.

         Convert, Conversion and Converted shall refer to a conversion of Loans pursuant to Sections 2.4, 4.3(b), 8.2 or 8.3.

         Coors Guaranty means the agreement to be entered into subsequent to the Effective Date, pursuant to which the Company shall guarantee the obligations of ISA under the services agreement (to be entered into subsequent to the Effective
Date) between ISA and Coors Brewing Company ("Coors"), pursuant to which services agreement ISA will provide in-plant store services to Coors as well as handling and receiving services, among others.

         Dollar and the sign "$" mean lawful money of the United States of America.

         Effective Date - see Section 11.1.

         Environmental Laws means the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree or other requirement regulating, relating to, or imposing liability or standards of conduct (including, but not limited to, permit requirements, and emission or effluent restrictions) concerning any Hazardous Materials or any hazardous, toxic or dangerous waste, substance or constituent, or any pollutant or contaminant or other substance, whether solid, liquid or gas, as now or at any time hereafter in effect.

         Environmental Lien means a Lien in favor of any governmental entity for
(1) any liability under any Environmental Law or (2) damages arising from or costs incurred by such governmental entity relating to a spillage, disposal, release or threatened release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or any pollutant or contaminant or other substance, whether solid, liquid or gas.

         ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the final and temporary regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

         ERISA Affiliate means any corporation, partnership, or other trade or business (whether or not incorporated) that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b), 414(c), 414(m) and 414(o), respectively, of the Code or section 4001 of ERISA, or a member of the same affiliated service group within the meaning of section 414(m) of the Code.

         Eurocurrency Reserve Percentage means, with respect to any Eurodollar Loan for any Interest Period, a percentage equal to the daily average during such Interest Period of the percentages in effect on each day of such Interest Period, as prescribed by the Federal Reserve Board, for determining the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves) applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other then applicable regulation of the Federal Reserve Board which prescribes reserve requirements applicable to "Eurocurrency liabilities," as presently defined in Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Percentage shall reflect any other reserves required to be maintained by the Bank against (i) any category of liabilities that includes deposits by reference to which the Eurodollar Rate (Adjusted) is to be determined, or (ii) any category of extensions of credit or other assets that includes Eurodollar Loans. For purposes of this Agreement, any Eurodollar Loans hereunder shall be deemed to be "Eurocurrency liabilities," as defined in Regulation D, and, as such, shall be deemed to be subject to such reserve requirements without the benefit of, or credit for, proration, exceptions or offsets which may be available to the Bank from time to time under Regulation D.

         Eurodollar Loan means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Adjusted).

         Eurodollar Office means the office or offices of the Bank which shall be making or maintaining the Eurodollar Loans hereunder or the other office or offices through which the Bank determines its Eurodollar Rate. A Eurodollar Office of the Bank may be, at the option of the Bank, either a domestic or foreign office.

         Eurodollar Rate means, with respect to any Eurodollar Loan for any Interest Period, the rate per annum equal to the rate at which Dollar deposits in immediately available funds are offered to the Bank two Business Days prior to the beginning of such Interest Period by major banks in the interbank eurodollar market as at or about the relevant local time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal or comparable to the amount of the Eurodollar Loan of the Bank for such Interest Period. As used herein, "relevant local time" as to any Eurodollar Office means 11:00 A.M., London time, when such Eurodollar Office is located in Europe or the Middle East, or 10:00 A.M., Chicago time, when such Eurodollar Office is located in North America or the Caribbean.

         Eurodollar Rate (Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

                  Eurodollar Rate     =          Eurodollar Rate
					     --------------------
                  (Adjusted)             1 - Eurocurrency Reserve
                                                 Percentage

         Event of Default means any of the events described in Section 12.1.

         FastenMaster means FastenMaster Corporation, a Delaware corporation.

         Federal Funds Rate means, for any day, the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate". If such rate is not published in the Composite 3:30 p.m. Quotations for any Business Day, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m., New York City time, on such day by each of three leading brokers of Federal funds transactions in New York City, selected by the Bank. The rate for any day which is not a Business Day shall be the rate for the immediately preceding Business Day.

         Fiscal Quarter means any quarter of a Fiscal Year.

         Fiscal Year means any period of 12 consecutive calendar months ending on the thirty-first day of December. References to a Fiscal Year with a number corresponding to any calendar year (e.g. "Fiscal Year 1995") refer to the Fiscal Year ending on the thirty-first day of December occurring during such calendar year.

         Floating Rate Loan means any Loan which bears interest at or by reference to the Reference Rate.

         GAAP means generally accepted accounting principles as applied in the preparation of the audited financial statements of the Company referred to in
Section 9.4.

         Guarantor means (a) as of the Effective Date, SafetyMaster, Lewis Supply, ATSG, ISA, and FastenMaster and (b) thereafter, the entities referred to in clause (a) and each other Person which from time to time executes and delivers a counterpart of the Guaranty.

         Guaranty - see Section 11.1.6.

         Hazardous Materials means any toxic substance, hazardous substance, hazardous material, hazardous chemical or hazardous waste defined or qualifying as such in (or for the purposes of) any Environmental Law, or any pollutant or contaminant, and shall include, but not be limited to, petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature or pressure (60 degrees fahrenheit and 14.7 pounds per square inch absolute), any radioactive material, including, but not limited to, any source, special nuclear or by-product material as defined at 42 U.S.C. section 2011 et seq., as amended or hereafter amended, polychlorinated biphenyls, and friable asbestos.

         Indebtedness of any Person means, without duplication, (i) the principal portion of any obligation of such Person for borrowed money, including, without limitation, (a) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments and (b) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by a Lien on any asset of such Person, (ii) the principal portion of any obligation of such Person on account of deposits or advances,
(iii) any obligation of such Person for the deferred purchase price of any property or services, except trade accounts payable, (iv) any obligation of such Person as lessee under a Capitalized Lease and (v) any Indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer unless recourse is expressly limited to the assets of the applicable partnership or joint venture.

         Interest Period - see Section 4.3.

         Interlaken Shareholders means William R. Berkley, Andrew M. Bursky, Joshua A. Polan and Catherine B. James.

         Investment of any Person means any investment, made in cash or by delivery of any kind of property or asset, in any other Person, whether by acquisition of shares of stock or similar interest, Indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise.

         ISA means Industrial Systems Associates, Inc., a Pennsylvania corporation.

         Letter of Credit - see Section 2.1.

         Letter of Credit Application means a letter of credit application in the form then used by the Bank for the type of Letter of Credit requested (with appropriate adjustments to indicate that any Letter of Credit issued thereunder is to be issued pursuant to, and subject to the terms and conditions of, this Agreement).

         Lewis Supply means Lewis Supply (Delaware), Inc., a Delaware corporation.

         Lien means any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien, encumbrance or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any Capitalized Lease.

         Loan - see Section 2.1.

         Loan Documents means this Agreement, the Note, the Letter of Credit Applications, the Guaranty and the Collateral Documents.

         Margin means (a) if the ratio of (x) the consolidated total liabilities of the Company and its Subsidiaries to (y) the consolidated Net Worth of the Company and its Subsidiaries is less than or equal to 1.50 to 1, 2.50% per annum in the case of Eurodollar Loans and 0% per annum in the case of Floating Rate Loans, (b) if the ratio of (x) the consolidated total liabilities of the Company and its Subsidiaries to (y) the consolidated Net Worth of the Company and its Subsidiaries is less than or equal to 2.00 to 1 but greater than 1.50 to 1, 2.75% per annum in the case of Eurodollar Loans and 0% per annum in the case of Floating Rate Loans, (c) if the ratio of (x) the consolidated total liabilities of the Company and its Subsidiaries to (y) the consolidated Net Worth of the Company and its Subsidiaries is less than or equal to 2.50 to 1 but greater than
2.00 to 1, 3.00% per annum in the case of Eurodollar Loans and 0.25% per annum in the case of Floating Rate Loans, and (d) if the ratio of (x) the consolidated total liabilities of the Company and its Subsidiaries to (y) the consolidated Net Worth of the Company and its Subsidiaries is greater than 2.50 to 1, 3.50% per annum in the case of Eurodollar Loans and 0.50% per annum in the case of Floating Rate Loans. If any compliance certificate required to be delivered by the Company pursuant to Section 10.1.4 shall give rise to any adjustment in the Margin pursuant to the foregoing sentence, such adjustment shall be effective for all Loans (including any then-outstanding Loans) the date which is 45 days (90 days in the case of any certificate delivered in connection with the annual audit report of the Company) after the date as of which such certificate is prepared; provided, that if any such certificate is not delivered on or before the date due pursuant to Section 10.1.4, then clause (d) of the preceding sentence shall be deemed to be applicable from such due date until such certificate is delivered.

         Margin Stock means any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System.

         Material Subsidiary means any Subsidiary other than a Subsidiary which
(i) owns less than 5% of the consolidated assets of the Company and its Subsidiaries and (ii) had less than 5% of the consolidated revenues of the Company and its Subsidiaries during the most recently ended Fiscal Quarter.

         Mortgage means a mortgage, deed of trust or similar document granting to the Agent a Lien on real property of the Company or any Guarantor.

         Multiemployer Plan means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which contributions are required to be made on behalf of employees of the Company or any ERISA Affiliate.

         Net Worth means, at any time with respect to any Person, the net worth, calculated in accordance with GAAP, of such Person and its consolidated Subsidiaries.

         Note - see Section 3.1.

         Occupational Safety and Health Law means the Occupational Safety and Health Act of 1970, as amended, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety.

         PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         Pension Plan means a "pension plan," as such term is defined in Section 3(2) of ERISA, which is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Company or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

         Person means any natural person, corporation, partnership, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

         Plan means any Welfare Plan, Pension Plan or any employee benefit plan, as such term is defined in Section 3(3) of ERISA, to which the Company or any Subsidiary may have any liability.

         Receivables means, with respect to any Person, any right of such Person to payment for goods sold or leased or services rendered.

         Reference Rate means at any time the rate of interest per annum then most recently announced by the Bank as its reference rate at Chicago, Illinois. (The "reference rate" is a rate set by the Bank based upon various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

         Related Party means (i) any director (or Person holding the equivalent position) or officer (or Person holding the equivalent position) of the Company or any Subsidiary and (ii) any other Person (other than a
 Subsidiary) which, directly or indirectly, controls or is controlled by or under common control with the Company, any Subsidiary or any other Related Party (excluding any trustee under, or any committee with responsibility for administering, a Plan). The Company, a Subsidiary or a Related Party shall be deemed to be

          (a) "controlled by" any Person if (i) such Person beneficially owns or holds, or directly or indirectly has the power to vote ten percent (10%) or more of the equity interest of the Company, such Subsidiary or such Related Party, as applicable, or (ii) ten percent (10%) or more of the equity interest of such Person is beneficially owned or held by the Company, such Subsidiary or Related Party, as applicable, or (iii) if such Person has the power to direct or cause the direction of the management and policies of the Company, such Subsidiary or such Related Party, as applicable; or

          (b) "controlled by" or "under common control with" a Person if such Person is a member of the immediate family of a Person which is a Related Party or is the executor, administrator or other personal representative of such Person.

         Reportable Event has the meaning given to such term in Section 4043 of ERISA, except for those events for which the thirty (30) day notice is waived, other than plan disqualifications.

         Revolving Termination Date means January 31, 2000 or such other date on which the Commitment shall terminate pursuant to Section 6.1 or Section 12.

         SafetyMaster means SafetyMaster Corporation, a Delaware corporation.

         SafetyMaster Pledge Agreement - see Section 11.1.8(b).

         Security Agreement - see Section 11.1.7.

         Significant Borrowing Subsidiary means any Borrowing Subsidiary which has loans outstanding from the Company in an aggregate principal amount equal to or greater than $500,000.

         Stated Amount means, with respect to any Letter of Credit at any date of determination thereof, the maximum aggregate amount available for drawing thereunder at any time during the then ensuing term of such Letter of Credit under any and all circumstances, plus the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

         Subsidiary means, with respect to any Person, (i) a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors and (ii) a partnership or other entity in which such Person and/or its other Subsidiaries own, directly or indirectly, more than 50% of the equity interests and controls the management of such entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

         Subordinated Debt means that portion of any other liabilities, obligations or Indebtedness which contains terms satisfactory to the Bank and is subordinated, in a manner satisfactory to the Bank, as to right and time of payment of principal and interest thereon, to all of the Liabilities.

         Tangible Net Worth means, with respect to any Person, the Net Worth of such Person after subtracting therefrom the aggregate amount of any intangible assets of such Person and its Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names.

         Taxes means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon such Person, its income, or any of its properties, franchises, or assets.

         Type of Loan or Borrowing - see Section 2.2.

         Unmatured Event of Default means any event which if it continues uncured will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.

         Welfare Plan means an "employee welfare benefit plan" as such term is defined in Section 3(i) of ERISA.

                 COMMITMENT OF THE BANK; TYPES OF LOANS;
                   BORROWING AND CONVERSION PROCEDURES.

         Commitment of the Bank. On and subject to the terms and conditions of this Agreement, the Bank agrees (a) to make loans (the "Loans") to the Company on a revolving basis from time to time before the Revolving Termination Date in such amounts as the Company may from time to time request and (b) to issue letters of credit (the "Letters of Credit") containing such terms and conditions as shall be permitted pursuant to this Agreement and satisfactory to the Bank for the account of the Company from time to time before the Revolving Termination Date in such amounts as the Company may from time to time request; provided, however, that the sum of (i) the aggregate outstanding principal amount of all Loans plus (ii) the aggregate Stated Amount of all Letters of Credit shall not at any one time exceed the lesser of (a) $20,000,000 (less any reductions to the amount of the Commitment made pursuant to Section 6.1) and (b) 100% of the aggregate outstanding Receivables of the Company and its Subsidiaries (other than, so long as ISA is not qualified to do business and in good standing in the State of Texas, Receivables owed to ISA by account debtors located in the State of Texas).

         Various Types of Loans. Each Loan shall be either a Floating Rate Loan or a Eurodollar Loan, as the Company shall specify in the related notice of borrowing or Conversion pursuant to Section 2.3 or 2.4 (each being herein called a "type" of Loan). Loans of different types may be outstanding at the same time, it being understood, however, that (i) in the case of Eurodollar Loans, not more than five different Interest Periods shall be outstanding at any one time for all such Loans and (ii) the aggregate principal amount of each Eurodollar Loan shall be at least $500,000 or an integral multiple of $100,000.

         Borrowing Procedures. (a) The Company shall give notice to the Bank of each proposed borrowing by 1:00 P.M., Chicago time, on a day which, in the case of a Floating Rate borrowing, is the proposed date of such borrowing and, in the case of a Eurodollar borrowing, is at least two Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Bank, shall be in writing (or by telephone to be promptly confirmed in writing by the Company), and shall specify the date, amount and type of borrowing and, in the case of a Eurodollar borrowing, the initial Interest Period for such borrowing. Subject to the satisfaction of the conditions precedent set forth in Section 11 with respect to such borrowing, the Bank shall advance the requested amount to the Company on the requested borrowing date. Each borrowing shall be on a Business Day and, in the case of a Eurodollar borrowing, shall be in an aggregate amount of at least $500,000 or an integral multiple of $100,000 and, in the case of Floating Rate borrowing, shall be in an aggregate amount of at least $100,000.

         Conversion Procedures. Subject to the provisions of Section 2.2, the Company may convert all or any part of any outstanding Eurodollar Loan into a Floating Rate Loan (or vice versa), by giving notice to the Bank of such Conversion by 1:00 P.M., Chicago time, on a day which, in the case of a Conversion into a Floating Rate Loan, is the proposed date of such Conversion and, in the case of a Conversion into a Eurodollar Loan, is at least two Business Days prior to such date. Each such notice shall be effective upon receipt by the Bank and shall specify the date and amount of such Conversion, the Loan to be so Converted, the type of Loan to be Converted into and, in the case of a Conversion into a Eurodollar Loan, the initial Interest Period. Subject to Sections 2.8 and 2.9, such Loan shall be so Converted on the requested date of Conversion. Each Conversion shall be on a Business Day and, in the case of a Conversion into a Eurodollar Loan, shall be in an aggregate principal amount of at least $500,000 and an integral multiple of $100,000 and, in the case of a Conversion into a Floating Rate Loan, shall be in an aggregate principal amount of at least $100,000. Except as provided in Section 8.3, no Eurodollar Loan shall be Converted on any day other than the last day of the current Interest Period relating to such Loan.

         Letter of Credit Procedures. The Company shall give notice to the Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least two Business Days prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by a Letter of Credit Application, duly executed by the Company and in all respects satisfactory to the Bank, together with such other documentation as the Bank may request in support thereof, it being understood that each Letter of Credit Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the term of such Letter of Credit (which shall not extend beyond the Revolving Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. Subject to the satisfaction of the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit, the Bank shall issue such Letter of Credit on the requested issuance date.

         Reimbursement Obligations. The Company hereby unconditionally and irrevocably agrees to reimburse the Bank for each payment or disbursement made by the Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or distribution shall bear interest from and including the date of such payment or disbursement to but not including the date that the Bank is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Reference Rate from time to time in effect (but not less than the Reference Rate in effect at the date of such payment or disbursement by the Bank) plus 3.00%. The Bank shall notify the Company whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided, however, that the failure of the Bank to so notify the Company shall not affect the rights of the Bank in any manner whatsoever.

         Limitation on the Bank's Obligations. In determining whether to pay under any Letter of Credit, the Bank shall have no obligation to the Company other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not impose upon the Bank any liability to the Company and shall not reduce or impair the Company's reimbursement obligations set forth in
Section 2.4.

         Warranty. Each notice of borrowing and/or of Conversion pursuant to
Section 2.3 or 2.4 and the delivery of each Letter of Credit Application pursuant to Section 2.5 shall automatically constitute a warranty by the Company to the Bank to the effect that on the date of such requested borrowing or Conversion (other than any Conversion from a Eurodollar Loan to a Floating Rate Loan required by Sections 2.9 or 8.3) or the issuance of the requested Letter of Credit, as the case may be, (a) the warranties of the Company contained in
Section 9 of this Agreement shall be true and correct as of such requested date as though made on the date thereof and (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing or will result therefrom.

         Conditions. Notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make any Loan, to Convert into or permit the continuation of any Eurodollar Loan, or to issue any Letter of Credit if an Event of Default or Unmatured Event of Default exists or would result therefrom; and if the Bank pursuant to this Section 2.9 determines not to permit the continuation of any Eurodollar Loan, such Loan shall, unless then repaid in full, automatically become a Floating Rate Loan at the end of such Loan's then-current Interest Period.

                           NOTE EVIDENCING LOANS.

         Note. The Loans of the Bank shall be evidenced by a promissory note (the "Note") substantially in the form set forth in Exhibit A, with appropriate insertions, dated the Effective Date (or such earlier date as shall be satisfactory to the Bank), payable to the order of the Bank in the principal amount of the Commitment (or, if less, in the aggregate unpaid principal amount of all Loans hereunder).

         Recordkeeping. The Bank shall record in its records, or at its option on the schedule attached to the Note, the date and amount of each Loan made by the Bank, each repayment or Conversion thereof and, in the case of each Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall (in the absence of demonstrable error) be conclusive evidence of the principal amount owing and unpaid on the Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under the Note to repay the principal amount of the Loans together with all interest accruing thereon.

                                 INTEREST.

         Interest Rates. The Company hereby promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full, as follows

          (a) at all times while such Loan is a Floating Rate Loan, at a rate per annum equal to the sum of the Reference Rate from time to time in effect plus the Margin;

          (b) at all times while such Loan is a Eurodollar Loan, at a rate per annum equal to the Eurodollar Rate (Adjusted) applicable to each Interest Period for such Loan plus the Margin; and

          (c) notwithstanding the provisions of the preceding clauses (a) and
         (b), in the event that any principal of any Loan is not paid when due (whether by acceleration or otherwise), after the due date of such principal until such principal is paid, at a rate per annum equal to the Reference Rate from time to time in effect (but not less than the applicable interest rate in effect for such Loan as at such due date), plus 3.00% per annum.

         Interest Payment Dates. Accrued interest on each Floating Rate Loan shall be payable on the last day of each calendar month and at maturity, commencing with the first of such dates to occur after the date hereof. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of each Eurodollar Loan with an Interest Period in excess of three months, on each three-month anniversary of such Loan) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

         Interest Periods. Each Interest Period for a Eurodollar Loan shall commence on the date such Eurodollar Loan is made or Converted from a Floating Rate Loan, or on the expiration of the immediately preceding Interest Period for such Eurodollar Loan, and shall end on the date which is 1, 2, 3 or 6 months thereafter, as the Company may specify:

          (a) in the case of an Interest Period which commences on the date a Eurodollar Loan is made or Converted from a Floating Rate Loan, in the related notice of borrowing or Conversion pursuant to Section 2.3 or 2.4, or

          (b) in the case of a succeeding Interest Period with respect to any Eurodollar Loan, by written or telephonic notice to the Bank by 1:00 P.M., Chicago time, at least two Business Days prior to the first day of such succeeding Interest Period, it being understood that (i) each such notice shall be effective upon receipt by the Bank and (ii) if the Company fails to give such notice, such Loan shall automatically become a Floating Rate Loan at the end of its then-current Interest Period.

Each Interest Period for a Eurodollar Loan which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the next preceding Business Day). The Company may not select any Interest Period which would end after the scheduled Revolving Termination Date.

         Setting and Notice of Eurodollar Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Bank, and notice thereof shall be given by the Bank promptly to the Company. Each determination of the applicable Eurodollar Rate by the Bank shall be conclusive and binding upon the Company, in the absence of demonstrable error. The Bank shall, upon written request of the Company, deliver to the Company a statement showing the computations used by the Bank in determining any applicable Eurodollar Rate hereunder.

         Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days; provided that at all times that the Reference Rate is determined by reference to the Bank's reference rate, interest on Floating Rate Loans shall be computed for the actual number of days elapsed on the basis of a year of 365 or, if applicable, 366 days. The applicable interest rate under clause (a) and (c) of Section 4.1 shall (to the extent applicable in the case of clause (c)) change simultaneously with each change in the Reference Rate.

                                  FEES.

         Commitment Fee. The Company agrees to pay to the Bank a commitment fee for the period from and including the Effective Date to the Revolving Termination Date of 1/4 of 1% per annum on the daily average of the unused amount of the Commitment (as reduced from time to time pursuant to Section 6.1). Such commitment fee shall be payable in arrears on the last day of each calendar quarter and on the Revolving Termination Date for any period then ending for which such commitment fee shall not have been theretofore paid. The commitment fee shall be computed for the actual number of days elapsed on the basis of a 365/366-day year.

         Letter of Credit Fees. (a) The Company agrees to pay to the Bank a letter of credit fee for each Letter of Credit in an amount equal to 1.50% (computed for the actual number of days elapsed on the basis of a year of 365/366 days) multiplied by the undrawn amount of such Letter of Credit, payable in arrears on the last day of each calendar quarter and on the Revolving Termination Date for the period from and including the date of the issuance of such Letter of Credit to but excluding the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

          (b) In addition, with respect to each Letter of Credit, the Company agrees to pay to the Bank such fees and expenses as the Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

         Closing Fee. The Company agrees to pay the Bank a closing fee of $52,500 on the Effective Date.

                   REDUCTION OR TERMINATION OF THE COMMITMENT;
                      REPAYMENTS AND VOLUNTARY PREPAYMENTS.

         Reduction or Termination of the Commitment. The Company may from time to time on at least five Business Days' prior written notice received by the Bank permanently reduce the amount of the Commitment to an amount not less than the sum of (i) the aggregate unpaid principal amount of the Loans then outstanding plus (ii) the aggregate Stated Amount of all Letters of Credit then outstanding. Any such reduction shall be in an aggregate amount of $1,000,000 or an integral multiple thereof. The Company may at any time on like notice terminate the Commitment upon payment in full of the Note and all other obligations of the Company hereunder and upon cancellation of all outstanding Letters of Credit.

         Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part, provided that (i) the Company shall give the Bank notice thereof by 1:00 P.M., Chicago time, on a day which, in the case of a prepayment of a Floating Rate Loan, is the proposed date of such prepayment and, in the case of a prepayment of a Eurodollar Loan, is at least one Business Day prior to such date, specifying the Loans to be prepaid and the date and amount of prepayment, (ii) any such prepayment of a Eurodollar Loan prior to the end of the Interest Period relating thereto shall be subject to Section 8.4, (iii) each partial prepayment shall be in a principal amount of $100,000 or an integral multiple thereof, and (iv) any prepayment of Eurodollar Loans shall include accrued interest on the principal amounts prepaid to the date of prepayment.

               MAKING AND APPLICATION OF PAYMENTS; SETOFF.

         Making of Payments. All payments of principal of, or interest on, the Note, and any fees, shall be made by the Company to the Bank in immediately available funds at its office in Chicago not later than 1:00 P.M., Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Bank on the next following Business Day.

         Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Bank on or before the date of such payment, or in the absence of such notice, to Floating Rate Loans then outstanding and thereafter as the Bank shall determine in its discretion.

         Due Date Extension. If any payment of principal or interest with respect to any of the Loans or the Note falls due on a Saturday, Sunday or other day which is not a Business Day, then such due date shall be extended to the next following Business Day (unless, in the case of a Eurodollar Loan, such next following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day), and additional interest shall accrue and be payable for the period of such extension.

         Setoff. The Company agrees that the Bank and any other holder of the Note have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Unmatured Event of Default under Section 12.1.4 or any Event of Default exists, the Bank and any such holder may apply to any obligations of the Company hereunder, whether or not then due any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Bank or such holder. The Bank shall promptly advise the Company of any such setoff and application, but the failure to do so shall not affect the validity of such setoff and application.

                   INCREASED COSTS; SPECIAL PROVISIONS FOR
                              EURODOLLAR LOANS.

         Increased Costs. (a) If (i) Regulation D of the Board of Governors of the Federal Reserve System, or (ii) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any Eurodollar Office of the Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

          (A) shall subject the Bank (or any Eurodollar Office of the Bank) to any tax, duty or other charge with respect to its Eurodollar Loans, the Note or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of the Bank or its Eurodollar Office imposed by the jurisdiction in which the Bank's principal executive office or Eurodollar Office is located); or

          (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (or any Eurodollar Office of the Bank); or

          (C) shall impose on the Bank (or its Eurodollar Office) any other condition affecting, or increasing the cost to the Bank of making or maintaining, the Eurodollar Loans, the Note or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) the Bank (or any Eurodollar Office of the Bank) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Eurodollar Office) under this Agreement or under the Note with respect thereto, then within 10 days after demand by the Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), the Company shall pay directly to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or such reduction.

          (b) If the Bank shall reasonably determine that the adoption or phase-in of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its Eurodollar Office) or any Person controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law)
 or any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's or such controlling Person's capital as a consequence of the Bank's obligations hereunder (including, without limitation, the Commitment) to a level below that which the Bank or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration the Bank's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by the Bank or such controlling Person to be material, then from time to time, within ten days after demand by the Bank, the Company shall pay to the Bank such additional amount or amounts as will compensate the Bank or such controlling Person for such reduction. A certificate of the Bank as to any such additional amount (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Company. In determining such amount, the Bank may use any method of averaging and attribution it deems appropriate.

         Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period deposits in Dollars (in the applicable amounts) are not being offered to the Bank in the relevant market for such Interest Period, or the Bank otherwise reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; then the Bank shall promptly notify the Company thereof and so long as such circumstances shall continue, (i) the Bank shall be under no obligation to make or Convert into Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically Convert to a Floating Rate Loan.

         Changes in Law Rendering Certain Loans Unlawful. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of the Bank cause a substantial question as to whether it is) unlawful for the Bank to make, maintain or fund Eurodollar Loans, then the Bank shall promptly notify the Company and, so long as such circumstances shall continue, (i) the Bank shall have no obligation to make or Convert into Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan (or, in any event, if the Bank so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically Convert to a Floating Rate Loan.

         Funding Losses. The Company hereby agrees that upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Company will indemnify the Bank against any net loss or expense which the Bank may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain Eurodollar Loans), as reasonably determined by the Bank, as a result of (i) any payment or prepayment or Conversion of any Eurodollar Loan on a date other than the last day of an Interest Period for such Loan (including, without limitation, any Conversion pursuant to Section 8.3) or (ii) any failure of the Company to borrow or Convert any Loans on a date specified therefor in a notice of borrowing or Conversion pursuant to this Agreement. For this purpose, all notices to the Bank pursuant to this Agreement shall be deemed to be irrevocable.

         Right of Bank to Fund through Other Offices. The Bank may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or affiliate of the Bank to make such Loan, provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by the Bank and the obligation of the Company to repay such Loan shall nevertheless be to the Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

         Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Bank had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

         Conclusiveness of Statements; Survival of Provisions. Determinations and statements of the Bank pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. The Bank may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive termination of this Agreement.

                             WARRANTIES.

         To induce the Bank to enter into this Agreement and to make Loans and issue Letters of Credit hereunder, the Company warrants to the Bank that:

         Organization, etc. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, each Guarantor is duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation; the Company and each Guarantor is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse affect on the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole; and, and each of the Company and each Guarantor has the corporate power to own its properties and to carry on its business as now being conducted.

         Authorization; No Conflict. The execution and delivery of this Agreement, the Letter of Credit Applications and the Note, the borrowings hereunder, the execution and delivery by each Guarantor of each Loan Document to which it is a party, and the performance by each of the Company and each Guarantor of its obligations under each Loan Document to which it is a party are within the corporate powers of the Company and each Guarantor, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required) and do not and will not (a) violate any provision of law or any order, degree or judgment of any court or other government agency which is binding on the Company or any Guarantor, (b) contravene or conflict with, or result in a breach of, any provision of the Certificate of Incorporation, By-Laws or other organizational documents of the Company or any Guarantor or of any material agreement, indenture, instrument or other document, or any material judgment, order or decree, which is binding on the Company or any Guarantor or (c) result in, or require, the creation or imposition of any Lien on any property of the Company or any Guarantor except pursuant to the Collateral Documents.

         Validity and Binding Nature. This Agreement is, and the Note, the Letter of Credit Applications and the other Loan Documents to which the Company is party when duly executed and delivered will be, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and each Loan Document to which any Guarantor is a party will be, upon the execution and delivery thereof by such Guarantor, the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

         Financial Statements. The Company has furnished or caused to be furnished to the Bank, the audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 1994, which have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding Fiscal Year and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such date and the consolidated results of their operations for the period then ended. Since December 31, 1994 there has been no material adverse change in the financial condition of the Company and its Subsidiaries taken as a whole.

         Litigation and Contingent Liabilities. No litigation (including, without limitation, derivative actions), arbitration proceeding or governmental proceedings is pending or, to the Company's knowledge, threatened against the Company or any Subsidiary which would materially and adversely affect the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole, except as set forth in Exhibit B. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any material contingent liabilities not provided for or disclosed in the financial statements referred to in Section
9.4 or listed in Exhibit B.

         Taxes. Each of the Company and its Subsidiaries has filed all tax returns which are required to have been filed and has been paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained. The Company is not aware of any proposed assessment against the Company or any of its Subsidiaries for additional Taxes (or any basis for any such assessment) which might be material to the Company and its Subsidiaries taken as a whole.

         Investment Company Act. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

         Pension and Welfare Plans. Each Pension Plan complies in all material respects with all applicable statutes and governmental rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; within the three (3) years immediately preceding the date of the initial Loans and the date of each Loan thereafter, neither the Company nor any ERISA Affiliate has withdrawn from any Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 or 4205 of ERISA, respectively; except in the case of a standard termination proceeding under
Section 4041 of ERISA, no steps have been instituted, within the three (3) years immediately preceding the date of the initial Loans and the date of each Loan thereafter, or are being taken to terminate any Pension Plan; no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; no condition exists or event or transaction has occurred, within the three (3) years immediately preceding the date of the initial Loans and the date of each Loan thereafter, in connection with any Pension Plan or, to the best knowledge of the Company, any Multiemployer Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty; and neither the Company nor any ERISA Affiliate is a "contributing sponsor" as defined in
Section 4001(a)(13) of ERISA of a "single-employer plan" as defined in Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. Except as listed in Exhibit C, and except as required by Section 601 of ERISA and Section 4975 of the Code, neither the Company nor any Subsidiary has any material contingent liability with respect to any Welfare Plans which covers retired or terminated employees and their beneficiaries.

         Ownership of Properties; Liens. Each of the Company and each Subsidiary owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to
Section 10.17.

         Environmental, Safety and Health Matters. Except as disclosed on Exhibit D and where such would not reasonably be expected to materially and adversely affect (1) the business, financial condition, operations or prospects of the Company and its Subsidiaries taken as a whole or (2) the Bank's interest in or Lien on any material collateral, the Company and each of its Subsidiaries and each property, operation and facility that the Company or any Subsidiary may own, operate or control (i) complies in all respects with (A) all applicable Environmental Laws and (B) all applicable Occupational Safety and Health Laws;
(ii) is not subject to any judicial or administrative proceeding alleging the violation of any Environmental Law or Occupational Safety and Health Law; (iii) has not received any notice (A) that it may be in violation of any Environmental Law or Occupational Safety and Health Law, (B) threatening the commencement of any proceeding relating to allegedly unlawful, unsafe or unhealthy conditions or
(C) alleging that it is or may be responsible for any response, cleanup, or corrective action, including but not limited to any remedial investigation/feasibility studies, under any Environmental Law or Occupational Safety and Health Law; (iv) is not the subject of federal or state investigation evaluating whether any investigation, remedial action or other response is needed to respond to (A) a spillage, disposal or release or threatened release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (B) any allegedly unsafe or unhealthful condition; (v) has not filed any notice under or relating to any Environmental Law or Occupational Safety and Health Law indicating or reporting (A) any past or present spillage, disposal or release into the environment of, or treatment, storage or disposal of, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (B) any potentially unsafe or unhealthful condition, and there exists no basis for any such notice irrespective of whether or not such notice was actually filed; and (vi) has no contingent liability in connection with (A) any actual, threatened, or potential spillage, disposal or release into the environment of, or otherwise with respect to, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, whether on any premises owned or occupied by the Company or any Subsidiary or on any other premises, or (B) any unsafe or unhealthful condition. Except as disclosed on Exhibit D, and where such would not reasonably be expected to materially and adversely affect (1) the business, financial condition, operations or prospects of the Company and its Subsidiaries taken as a whole or (2) the Bank's interest in or Lien on any material collateral, there are no Hazardous Materials on, in or under any property or facilities owned, operated or controlled by the Company or any Subsidiary, including but not limited to such Hazardous Materials that may be contained in underground storage tanks, but excepting such Hazardous Materials used in accordance with all applicable laws and in the ordinary course of the Company's business.

         Lease of Property. Except for Capitalized Leases included on Exhibit G, Exhibit E contains a complete and accurate list of (a) all leases under which the Company or any Subsidiary is the lessee covering any machinery, equipment or real property used by the Company or such Subsidiary and (b) the name and mailing address of each lessor or owner of such machinery, equipment or real property.

         Solvency, etc. On the Effective Date (or, in the case of any Person which becomes a Guarantor after the Effective Date, on the date such Person becomes a Guarantor), and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, (a) each of the Company's and each Guarantor's assets will exceed its liabilities and (b) each of the Company and each Guarantor will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

         Subsidiaries. The Company has no Subsidiaries other than those listed on Exhibit F.

         Compliance. The Company and its Subsidiaries are in material compliance with all statutes, judicial or administrative orders, licenses, permits, and governmental rules and regulations in each case which are applicable to them and material to their business.

         Insurance. Exhibit L hereto is a complete and accurate summary of the property and casualty insurance program carried by the Company and its Subsidiaries on the date hereof. Exhibit L includes the insurer's(s') name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), Best's policyholder's and financial size ratings of the insurer(s), exclusions, deductibles and self-insured retention and describes in detail any retrospective rating plan, fronting arrangement or any other self-insurance of risk assumption agreed to by the Company or any Subsidiary or imposed upon the Company or any Subsidiary by any such insurer. This summary also includes any self-insurance program that is in effect.

         Information. All information, taken as a whole, heretofore or contemporaneously herewith furnished by the Company or any Subsidiary to the Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all information, taken as a whole, hereafter furnished by or on behalf of the Company or any Subsidiary to the Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

                              COVENANTS.

         Until the expiration or termination of the Commitment and thereafter until all obligations of the Company hereunder and under the Note and in connection with the Letters of Credit are paid in full and all Letters of Credit shall have terminated, the Company agrees that, unless at any time the Bank shall otherwise expressly consent in writing, it will:

         Reports, Certificates and Other Information.  Furnish to the Bank:

         Annual Audit Report. Within ninety (90) days after each Fiscal Year, a copy of the annual audit report of the Company and its Subsidiaries prepared on a consolidated basis, and within one hundred and five (105) days after each Fiscal Year a copy of the unaudited annual report of each Guarantor and its Subsidiaries prepared on a consolidated and (with respect to the balance sheet and income statement) consolidating basis, in each case in conformity with GAAP (except that the consolidating statements need not include footnotes) and, in the case of the consolidated audit report of the Company, certified by an independent certified public accountant who shall be satisfactory to the Bank, together with an unqualified opinion thereon and a certificate from such accountant (i) containing a computation of, and showing compliance with, each of the financial covenants applicable to the Company contained in this Section 10, and (ii) to the effect that, in making the examination necessary for the signing of such annual audit report, such accountant has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing, or, if such accountant has become aware of any such event, describing it and the steps, if any, being taken to cure it.

         Quarterly Financial Statement. Within fifty (50) days (or, in the case of the financial statements for the Guarantors, 60 days) after each Fiscal Quarter (other than the last Fiscal Quarter of any Fiscal Year), a copy of the unaudited consolidated financial statement of the Company and a copy of the unaudited consolidated and (with respect to the balance sheet and income statement) consolidating financial statements of each Guarantor and its Subsidiaries prepared in the same manner as the reports referred to in Section
10.1.1 (except that no footnotes will be included), signed on behalf of the Company or such Guarantor, as the case may be, by the Company's chief financial officer and consisting of at least a balance sheet as at the close of such Fiscal Quarter and statements of earnings and cash flows for such Fiscal Quarter and for the period from the beginning of the applicable Fiscal Year to the close of the applicable Fiscal Quarter.

         Monthly Financial Statement. Within thirty (30) days after the end of each month of each Fiscal Year (which, in the case of the last month of any Fiscal Quarter or any Fiscal Year, shall be in addition to the financial statements or audit reports required to be provided pursuant to Sections 10.1.1 and 10.1.2), a copy of the unaudited financial statement of the Company and its Subsidiaries prepared in the same manner as the audit report referred to in preceding clause (a) (except that no footnotes will be included), signed on behalf of the Company by the Company's chief financial officer and consisting of at least a balance sheet as at the close of such month and statements of earnings and cash flows for such month and for the period from the beginning of the applicable Fiscal Year to the close of such month.

         Officer's Certificate. On the date on which the financial statements with respect to the Company under Sections 10.1.1 and 10.1.2 are due to be delivered, a certificate of the Company's chief financial officer, dated as of the date of such annual audit report or such quarterly financial statement, as the case may be, containing a statement on behalf of the Company that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 10.

         Other Reports

          (a) SEC and Other Reports. Copies of each filing and report made by the Company or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission and of each communication from the Company or any Subsidiary to shareholders generally, promptly after the filing or making thereof;

          (b) Subsidiaries. Promptly from time to time after any change, a written report of any change in the list of its Subsidiaries; and

          (c) Other Reports. Any information required to be provided pursuant to other provisions of this Agreement, and promptly from time to time, such other reports or information as the Bank may reasonably request.

         Certificate Regarding Environmental Matters. Within thirty (30) days after the end of each Fiscal Year, a certificate executed on behalf of the Company by the Company's chief executive officer containing a statement that based on such officer's due inquiry of persons charged with the responsibility for having such information, the representations and warranties set forth in
Section 9.12 relating to Environmental and Safety and Health Matters (including the information set forth in Exhibit D) remain true and correct, or, if not, each and every respect in which they have changed, provided that notwithstanding the preceding language of this Section 10.1.6, such statement shall in no way affect the survival of any of the representations and warranties contained in
Section 9.12.

         Notices. Notify the Bank in writing of any of the following immediately upon learning of the occurrence thereof (or, in the case of clauses (e) and (f) of this Section 10.1.7, at least 30 days prior to the occurrence thereof), describing the same and, if applicable, the steps being taken with respect thereto:

          (a) Default. The occurrence of an Event of Default or Unmatured Event of Default;

          (b) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding affecting the Company or any Subsidiary (x) which, if adversely determined, would have a material adverse effect on the business, financial condition, operations or prospects of the Company and its Subsidiaries taken as a whole, or (y) in any event, where the amount of damages sought is in excess of $100,000 (whether or not considered to be covered by insurance);

          (c) Judgment. The entry of any judgment or decree against the Company or any Subsidiary if the amount of such judgment exceeds
	 $100,000;

          (d) Pension Plans and Welfare Plans. The occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by the Company or any ERISA Affiliate; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the receipt of a notice of the imposition of withdrawal liability in excess of $100,000 due to a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205, respectively, of ERISA by the Company or any ERISA Affiliate from any Multiemployer Plan; the failure of the Company or any ERISA Affiliate to make a required contribution to any Pension Plan, including but not limited to any failure to pay an amount sufficient to give rise to a Lien under Section 302(f) of ERISA; the taking of any action with respect to a Pension Plan which could reasonably result in the requirement that the Company or any ERISA Affiliate furnish a bond or other security to the PBGC or such Pension Plan; the occurrence of any other event with respect to any Pension Plan which could reasonably result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty; or the incurrence of any material increase in the contingent liability of the Company or any Subsidiary with respect to any Welfare Plan which covers retired or terminated employees and their beneficiaries;

          (e) Environmental and Safety and Health Matters. The occurrence of any event or the acquisition of any information which, if it had occurred or been acquired on or before the Effective Date, would have been required to have been disclosed and included on Exhibit D, including but not limited to the existence of any Environmental Lien and the receipt of any notice from any federal, state or local government or agency of any actual or alleged violation of, or potential liability under, any Environmental Law or any Occupational Safety and Health Law;

          (f) Material Adverse Change. The occurrence of a material adverse change in the business, operations, financial condition or prospects of the Company and its Subsidiaries taken as whole;

          (g) Change in Management or Line(s) of Business. Any substantial change in the senior management of the Company or any Subsidiary, or any change in the Company's or any Subsidiary's line(s) of business; and

          (h) Other Notices. From time to time notice of the occurrence of such other events as the Bank may reasonably specify.

         Existence. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its respective existence as a corporation or other form of business organization, as the case may be, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, trade styles, franchises and other authority to the extent material and necessary for the conduct of its respective business in the ordinary course as conducted from time to time.

         Nature of Business. Engage, and cause each of its Subsidiaries to engage, in substantially the same fields of business as it is engaged in on the date hereof, and no other.

         Books, Records and Access. Maintain, and cause each of its Subsidiaries to maintain, complete and accurate books and records, in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective business and activities. Permit, and cause each of its Subsidiaries to permit, reasonable access during normal business hours by the Bank and its agents or employees to the books and records of the Company and each Subsidiary at the Company's or such Subsidiary's place or places of business at intervals to be determined by the Bank and without hindrance or delay, and permit and cause each of its Subsidiaries to permit the Bank or its agents and employees to inspect during normal business hours the Company's inventory and equipment and such Subsidiary's inventory and equipment, to perform appraisals of the Company's equipment and each Subsidiary's equipment, and to inspect, audit, check and make copies and/or extracts from the books, records, computer data and records, computer programs, journals, orders, receipts, correspondence and other data relating to collateral. Any and all such inspections and/or audits shall be at the Company's expense. Notwithstanding the foregoing, as long as no Event of Default or Unmatured Event of Default has occurred or is continuing, the Company shall not be required to reimburse the Bank for appraisals of its equipment or the equipment of its Subsidiaries in an amount exceeding $5,000 in any Fiscal Year.

         Taxes. Pay, and cause each of its Subsidiaries to pay, when due, all of its Taxes, unless and only to the extent that the Company or any Subsidiary is contesting such Taxes in good faith and by appropriate proceedings and the Company or such Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

         Compliance. Comply, and cause each Subsidiary to comply, with all statutes, judicial or administrative orders, licenses, permits, and governmental rules and regulations applicable to it the non-compliance with which would be reasonably likely to result in any material fine, penalty or liability or would otherwise have a material adverse effect on the business, financial condition, operations or prospects of the Company and its Subsidiaries taken as a whole.

          Financial Covenants

         Company's Net Worth. Not permit the Net Worth of the Company, on a consolidated basis, to at any time be less than (a) on or before December 31, 1996, $25,000,000 plus 80% of the net proceeds of any public offering made by the Company, (b) after December 31, 1996 but on or before December 31, 1997, $26,500,000 plus 80% of the net proceeds of any public offering made by the Company, and (c) after December 31, 1997, the sum of (x) $26,500,000 plus (y) 80% of the consolidated net earnings of the Company and its Subsidiaries for each Fiscal Quarter ending after December 31, 1997 (excluding any Fiscal Quarter in which consolidated net earnings is not positive) plus (z) 80% of the net proceeds of any public offering made by the Company.

         Consolidated Net Worth. (a) Not permit at any time the Tangible Net Worth of the Company and its Subsidiaries on a consolidated basis to be less than $1.

          (b) Not permit the Net Worth of any Significant Borrowing Subsidiary to at any time be less than $1.

         Liabilities to Net Worth Ratio. Not permit the ratio of (a) the consolidated total liabilities of the Company and its Subsidiaries to (b) the consolidated Net Worth of the Company and its Subsidiaries to at any time exceed
2.50 to 1.00.

         Capital Expenditures. Not permit the Company and its consolidated Subsidiaries to purchase or otherwise acquire (including, without limitation, acquisition by way of Capitalized Lease), or commit to purchase or otherwise acquire, any fixed asset if, after giving effect to such purchase or other acquisition, the aggregate cost of all fixed assets purchased or otherwise acquired by the Company and its consolidated Subsidiaries on a consolidated basis in any one Fiscal Year would exceed the greater of (i) $2,500,000 and (ii) 150% of the amount of depreciation taken by the Company and its Subsidiaries in such Fiscal Year.

         Fixed Charge Coverage. Not permit the ratio of (a) (x) the consolidated net earnings of the Company and its consolidated Subsidiaries before the sum of
(i) consolidated interest expense, plus (ii) consolidated provision for Taxes, plus (iii) consolidated depreciation expense, amortization expense and other noncash charges, plus (iv) rental and lease expense for any Computation Period minus (y) costs for such Computation Period in respect of the purchase or other acquisition of fixed assets to (b) (x) the consolidated interest expense of the Company and its consolidated Subsidiaries for such Computation Period, plus (y) rental and lease expense of the Company and its consolidated Subsidiaries for such Computation Period, plus (z) all scheduled payments of principal made with respect to Indebtedness during such Computation Period to be less than (a) 1.25 to 1.00 for the Computation Period ending September 30, 1996 and (b) 1.50 to
1.00 for any Computation Period ending on or after December 31, 1996.

         For purposes of this Section 10.7.5, (i) net earnings shall not include any gains on the sale or other disposition of Investments or fixed assets and any extraordinary items of income to the extent that the aggregate of all such gains and extraordinary items of income exceeds the aggregate of losses on such sale or other disposition and extraordinary charges, and (ii) interest expense shall include, without limitation, implicit interest expense on Capitalized Leases.

         Interest Coverage. Not permit the ratio of (a) (x) the consolidated net earnings of the Company and its consolidated Subsidiaries before the sum of (i) consolidated interest expense plus (ii) consolidated provision for Taxes to (b)
(x) the consolidated interest expense of the Company and its consolidated Subsidiaries for such Computation Period to be less than (a) 3.25 to 1.00 for the Computation Period ending March 31, 1996 and (b) 0.30 to 1.00 for the Computation Period ending June 30, 1996.

         For purposes of this Section 10.7.6, (i) net earnings shall not include any gains on the sale or other disposition of Investments or fixed assets and any extraordinary items of income to the extent that the aggregate of all such gains and extraordinary items of income exceeds the aggregate of losses on such sale or other disposition and extraordinary charges, and (ii) interest expense shall include, without limitation, implicit interest expense on Capitalized Leases.

         Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated and which is adequate to insure it and its Subsidiaries against risks which could reasonably be expected to be encountered by it in the conduct of its business. Cause, and cause each Subsidiary to cause, each issuer of an insurance policy to provide the Bank, prior to March 15, 1996, with an endorsement or an independent instrument (i) in form and substance acceptable to the Bank and (ii) showing loss payable to the Bank and, if required by the Bank, naming the Bank as an additional insured.

         Insurance Survey. Provide to the Bank, within 90 days of the end of each Fiscal Year, a certificate signed on behalf of the Company by its chief financial officer that attests to and summarizes the property and casualty insurance program carried by the Company and its Subsidiaries. This summary shall include the insurer's(s') name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), Best's policyholder's and financial size ratings of the insurer(s), exclusions, deductibles and self-insured retention and shall describe in detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by the Company or any Subsidiary or imposed upon the Company or any Subsidiary by any such insurer, as well as any self-insurance program that is in effect. The Company shall notify the Bank in writing (1) at least 20 days prior to any cancellation or material change of any such insurance by the Company or any Subsidiary and (2) within five Business Days after receipt of any notice (whether formal or informal) of any cancellation or change in any of its insurance by any of its insurers or any material change in the cost thereof or which reduces the policyholder's or financial size ratings of the insurance carriers of the Company or any of its Subsidiaries, as established by Best's Insurance Reports. Annually, the Bank shall have the right to request the Company to have a risk management survey completed by a recognized independent risk management consultant acceptable to it and the Bank which will identify, quantify and assess any catastrophic uninsured, underinsured or self-insured exposures faced by the Company and its Subsidiaries. The cost of such survey shall be borne solely by the Company. A copy of the results of each such survey shall be promptly delivered by the Company to the Bank.

         Repair. Maintain, preserve and keep, and cause each of its Subsidiaries to maintain, preserve and keep, its properties in operating condition and repair, ordinary wear and tear excepted, and from time to time make, and cause each of its Subsidiaries to make, all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

         Use of Proceeds. Use the proceeds of the Loans to (i) finance the working capital and capital expenditure requirements of the Company and its Subsidiaries; (ii) make Advances to the Borrowing Subsidiaries; and (iii) to acquire all or substantially all of the assets of a Person in accordance with
Section 10.13; and not use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock, and furnish to the Bank upon request, a statement in conformity with the requirements of Federal Reserve Form U-l referred to in Regulation U of the Federal Reserve Board.

         Pension Plans. Not, and not permit any ERISA Affiliate to, permit any condition to exist in connection with any Pension Plan which might reasonably constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan; not fail, and not permit any ERISA Affiliate to fail, to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA; and not engage in, or permit to exist or occur, or permit any of its ERISA Affiliates to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty.

         Merger, Purchase, Acquisitions and Sale. (a) Not, and not permit any Subsidiary to, be a party to any merger, liquidation or consolidation, except in the normal course of its business, sell, transfer, convey, lease or otherwise dispose of any of its assets, sell or assign, with or without recourse, any receivables, purchase or otherwise acquire all or substantially all the assets of any Person without the prior written consent of the Bank, except for any such merger, consolidation, purchase or other acquisition so long as (i) no Event of Default or Unmatured Event of Default exists or would result therefrom, (ii) no more than $5,000,000 of the proceeds of the Loans and Letters of Credit shall be utilized by the Company in connection with such merger, consolidation, purchase or acquisition, (iii) after giving effect to such merger, consolidation, purchase or other acquisition the percentage of the Commitment which is unused is greater than 20%, (iv) the Person whose assets or stock is so acquired (x) is in the same line of business as the Company and (y) shall have had consolidated net earnings before consolidated interest expense and provision for Taxes greater than $1 for the previous fiscal year of such Person and (v) immediately prior to such acquisition, the accounts payable aging of both the Company and its Subsidiaries and the business being acquired is substantially the same as (or more current than) the historical accounts payable aging of the Company and its Subsidiaries or of such business, as the case may be, during the preceding 12 months.

          (b) Not, and not permit any Subsidiary to, engage in any transaction having as its purpose the acquisition of stock of or other ownership interests in any Person if such Person (or its Board of Directors or equivalent governing body) has (a) announced that it will oppose such acquisition or (b) commenced any litigation which alleges that such acquisition violates, or will violate, any requirement of law.

         Restricted Payments. Except as otherwise permitted by this Section 10.14, not purchase or redeem, and not permit any Subsidiary to purchase, any shares of its stock, declare or pay any dividends thereon (other than stock dividends), make any distribution to stockholders as such or set aside any funds for any such purpose, and not prepay, purchase or redeem, and not permit any Subsidiary to purchase, any Subordinated Debt. Notwithstanding the foregoing,
(i) any Subsidiary may declare and pay dividends to the Company or to another wholly-owned Subsidiary and (ii) the Company may (A) declare or make payments of cash dividends on any shares of its stock or make any distribution of cash to stockholders as such, or set aside any funds for any such purpose in respect of any shares of its stock, or (B) purchase or redeem any shares of its stock, as long as all of the following conditions are satisfied:

          (1) No Event of Default or Unmatured Event of Default then exists or would result therefrom;

          (2) For the thirty (30) days prior to the making of any such payment, the average unused Commitment shall have been at least $400,000, and on the date of the making of such payment, immediately after giving effect thereto, the unused Commitment shall be at least $300,000;

          (3) Such payments are made no more frequently than quarterly during any Fiscal Year;

          (4) As of the date of any such payment, the amount of all such payments after the date hereof (including such payment) will not exceed fifty percent (50%) of the after tax income (calculated on the basis of taxes actually paid) of the Company for the period commencing on the date hereof and ending on the last day of the most recently ended Fiscal Quarter; and

          (5) the Company shall have given the Bank at least five (5) Business Days' prior written notice of any such payment intended to be made, together with a certificate from the Company's chief financial officer or chief executive officer to the effect that each of the requirements of this Section 10.14 have been and will be satisfied.

         Company's and Subsidiaries' Stock. Not, and not permit any of its Subsidiaries to, purchase or otherwise acquire any shares of the stock of the Company, and not take any action, or permit any of its Subsidiaries to take any action, which will result in a decrease in the Company's or any Subsidiary's ownership interest in any Subsidiary.

         Indebtedness. Not, and not permit any of its Subsidiaries to, incur or permit to exist any Indebtedness (including but not limited to Indebtedness as lessee under Capitalized Leases), except: (a) Indebtedness under the terms of this Agreement; (b) Subordinated Debt; (c) other Indebtedness outstanding on the date hereof and listed on Exhibit G; (d) Indebtedness resulting from loans and advances permitted by Section 10.19(f) and (g); (e) Indebtedness hereafter incurred in connection with Liens permitted under Section 10.17(d); and (f) other Indebtedness not at any time exceeding $5,000,000.

         Liens. Not, and not permit any of its Subsidiaries to, create or permit to exist any Lien with respect to any of its property, revenue or assets, whether now owned or hereafter acquired, except: (a) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; (d) Liens in connection with the acquisition of property after the date hereof by way of purchase money mortgage, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired, if (i) the Indebtedness secured thereby does not exceed 80% (100% in the case of Capitalized Leases) of the fair market value of such property at the time of the acquisition thereof and (ii) the aggregate outstanding amount of such Indebtedness of the Company and its Subsidiaries does not exceed $1,000,000; (e) Liens in favor of the Bank; and (f) Liens listed on Exhibit I.

         Guaranties. Not, and not permit any of its Subsidiaries to, become or be a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person, except for (a) the Guaranty and the endorsement, in the ordinary course of collection, of instruments payable to it or its order and (b) the Coors Guaranty.

         Investments. Not, and not permit any of its Subsidiaries to, make or permit to exist any Investment in any Person, except for: (a) advances to employees of the Company or any of its Subsidiaries for travel or other ordinary business expenses provided that the aggregate amount outstanding at any one time shall not exceed $20,000 for any single employee and $100,000 in the aggregate for all employees; (b) advances to subcontractors and suppliers in the ordinary course of business not exceeding an aggregate outstanding amount of $500,000;
(c) extensions of credit in the nature of receivables or notes receivable arising from the sale of goods and services in the ordinary course of business;
(d) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business; (e) Investments (other than Investments in the nature of loans or advances) outstanding on the date hereof in its Subsidiaries; (f) Investments in the nature of loans and advances not evidenced by notes constituting Indebtedness of Subsidiaries (other than Borrowing Subsidiaries) of the Company to the Company so long as the aggregate principal amount of such Indebtedness outstanding shall not at any time exceed $500,000 for any Subsidiary and $750,000 in the aggregate for all such Subsidiaries; (g) the Advances; (h) Investments by the Company in joint ventures, provided that the net book value of all property contributed to such joint venture shall not exceed 5% of the Net Worth of the Company; and (i) other Investments outstanding on the date hereof and listed on Exhibit H.

         Subsidiaries. Not, and not permit any of its Subsidiaries to, acquire any stock or similar interest in any Person, and not create, establish or acquire any Subsidiaries other than those existing on the date of this Agreement.

         Leases. Not enter into or permit to exist, or permit any of its Subsidiaries to enter into or permit to exist, any arrangements for the leasing by the Company or such Subsidiary, as lessee under a lease which is not a Capitalized Lease, of any real or personal property (or any interest therein) other than leases which provide for rental payments by the Company and its Subsidiaries of less than $5,000,000 in the aggregate per Fiscal Year.

         Future Environmental Assessments. Provide such information and certifications as the Bank may reasonably request from time to time but in no event more than once each year unless triggered under clause (a) or (b) of this
Section 10.22, pertaining to the environmental aspects of the Company and its Subsidiaries and any property owned, operated or controlled by the Company or any Subsidiary. To investigate environmental aspects of the Company and its Subsidiaries and their properties, facilities and operations, the Bank or its agents shall have the right, but no obligation, upon reasonable notice and in a manner which will not unreasonably interfere with the normal business activities of the Company and its Subsidiaries, to enter upon the property of the Company or any Subsidiary during normal business hours, take samples, review the books, records or other documents of the Company and its Subsidiaries, interview officers and employees and independent contractors of the Company or its Subsidiaries, and conduct such other activities as the Bank, in its sole discretion, deems appropriate (provided that the Bank shall conduct all of the foregoing activities in a manner which will not materially interfere with the business of the Company or any Subsidiary). The Company shall, and shall cause its Subsidiaries to, cooperate fully in the conduct of any such assessment. While at the property, the Bank shall comply with all of the Company's environmental, health and safety practices and procedures of which the Bank is informed and shall ensure that its actions taken pursuant to this Section 10.22 cause no injury or damage or threat of injury or damage to any property or to any Person. If the Bank decides to cause such an assessment to be conducted because of (a) the Bank's considering taking possession of or title to the property after the occurrence of an Event of Default or (b) a material change in the use of the property which, in the Bank's opinion, increases the risk of non-compliance with Environmental Laws or increases the risk of costs or liabilities thereunder, then the Company shall pay upon demand all reasonable costs and expenses (including Attorneys' Fees) connected with such assessment. The Bank may, in its discretion, provide for the payment of any amount due from the Company under this Section 10.22 by making the Company a Loan upon three Business Days' notice to the Company. Nothing in this Section 10.22, and no actions taken by the Bank pursuant hereto, shall be construed as affecting, directing, influencing, or controlling, or giving to the Bank the right, capacity or obligation to direct or control, the conduct or action or inaction of the Company or any Subsidiary with respect to any environmental matters, including but not limited to those pertaining to compliance with any Environmental Law and Hazardous Material disposal.

         Related Agreements. Not, and not permit any of its Subsidiaries to, enter any agreement containing any provision which would be violated or breached by the performance by the Company or such Subsidiary of its obligations hereunder or under any Loan Document or any instrument or document delivered or to be delivered by the Company or such Subsidiary in connection herewith.

         Unconditional Purchase Options. Not, and not permit any of its Subsidiaries to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

         Transactions with Related Parties. Not, and not permit any of its Subsidiaries to, enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not a Related Party. Notwithstanding the foregoing:

          (a) if the Company purchases or otherwise acquires all or substantially all of the assets or capital stock of any Person, then so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company may pay Interlaken Capital, Inc. investment banker's or similar fees in connection therewith in an amount calculated in accordance with the Lehman Formula (as defined below); and

          (b) the Company may make payments and distributions expressly permitted by Section 10.14.

         For purposes of clause (a) above "Lehman Formula" means, with respect to the payment of investment banker's or similar fees, fees based upon the aggregate consideration paid (regardless of the form of the consideration) in the acquisition of assets or stock of any Person on the following basis: 5% of the first $1,000,000 of aggregate consideration; 4% of the next $1,000,000 of aggregate consideration; 3% of the next $1,000,000 of aggregate consideration; 2% of the next $1,000,000 of aggregate consideration; and 1% of all additional amounts of aggregate consideration.

           Landlord's Consents. Provide the Bank with landlord's consents with respect to (i) the location listed on Exhibit O on or before March 15, 1996 and
(ii) any other location of the Company or any Guarantor at which is maintained collateral with a book value equal to or greater than $500,000 (other than in-plant stores) within 60 days of the date on which the Company or such Guarantor first maintains collateral at such location with a book value equal to or greater than $500,000.

           Further Assurances. Take, and cause each Material Subsidiary to take, such actions as the Bank may reasonably request from time to time (including, without limitation, the execution and delivery of guaranties, security agreements, pledge agreements, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that (i) the obligations of the Company hereunder and under the other Loan Documents are secured by substantially all of the personal property of the Company and guarantied by all Material Subsidiaries of the Company (including, promptly upon the acquisition or creation thereof, any Material Subsidiary acquired or created after the date hereof) and (ii) the obligations of each Material Subsidiary under the Guaranty are secured by substantially all of the personal property of such Material Subsidiary, subject, in the case of both clause (i) and clause (ii) above, to such exceptions as the Bank may permit from time to time.

                         CONDITIONS OF LENDING.

         The obligation of the Bank to make Loans and issue Letters of Credit is subject to the following conditions precedent:

         Initial Loan. The obligation of the Bank to make its initial Loan and to issue any Letter of Credit is, in addition to the conditions precedent specified in Sections 11.2, subject to the conditions precedent that the Bank shall have received (a) the fee required to be paid pursuant to Section 5.3 and
(b) all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Bank), in form and substance satisfactory to the Bank (and the date on which all such conditions precedent have been satisfied or waived in writing by the Bank is herein called the "Effective Date"):

         Note.  The Note of the Company payable to the order of the Bank.

         Resolutions. Certified copies of resolutions of the Board of Directors of the Company authorizing or ratifying the execution, delivery and performance, respectively, of this Agreement, the Note, the Letter of Credit Applications and the other Loan Documents to which the Company is a party; and certified copies of resolutions of the Board of Directors of each Guarantor authorizing or ratifying the extension, delivery and performance by such Guarantor of each Loan Document to which such Guarantor is a party.

         Consents, etc. Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) with respect to this Agreement, the Note, the Letter of Credit Applications, and the other documents provided for in this Agreement.

         Incumbency and Signatures. A certificate of the Secretary or an Assistant Secretary of the Company and each Guarantor and certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer.

         Opinion of Counsel for the Company. The opinion of Willkie Farr & Gallagher, counsel to the Company and the Guarantors, substantially in the form of Exhibit J.

         Guaranty. A Guaranty issued by the Guarantors, substantially in the form of Exhibit K (as amended, supplemented or otherwise modified from time to time, the "Guaranty").

         Security Agreement. A security agreement, substantially in the form of Exhibit M, issued by the Company and each Guarantor (as amended, supplemented or otherwise modified from time to time, the "Security Agreement").

         Pledge Agreements. (a) A pledge agreement, substantially in the form of Exhibit N-1, issued by the Company (as amended or otherwise modified from time to time, the "Company Pledge Agreement").

          (b) A pledge agreement, substantially in the form of Exhibit N-2, issued by SafetyMaster (as amended or otherwise modified from time to time, the "SafetyMaster Pledge Agreement").

          (c) A pledge agreement, substantially in the form of Exhibit N-3, issued by ATSG (as amended or otherwise modified from time to time, the "ATSG Pledge Agreement").

         Other.  Such other documents as the Bank may reasonably request.

         All Loans and Letters of Credit. The obligation of the Bank to make its initial Loan and each subsequent Loan and to issue each Letter of Credit is subject to the following further conditions precedent that:

         No Default. (a) No Event of Default, or Unmatured Event of Default, has occurred and is continuing or will result from the making of such Loan or the issuance of such Letter of Credit and (b) the warranties of the Company contained in Section 9 are true and correct as of the date of such requested Loan or the issuance of such Letter of Credit, with the same effect as though made on such date.

         Confirmatory Certificate. The Bank shall have received a certificate dated the date of such requested Loan or Letter of Credit and signed by the Company's chief financial officer as to the matters set out in Section 11.2.1 (it being understood with respect to each Loan and Letter of Credit that the request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a certificate as to the matters set out in
Section 11.2.1), together with such other documents as the Bank may reasonably request in support thereof, including, without limitation, in the case of each Loan and Letter of Credit, duly executed and updated copies or other confirmations of the continuing effectiveness of any or all of the documents (except the Note) provided for in Section 11.1.

                   EVENTS OF DEFAULT AND THEIR EFFECT.

         Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

         Non-Payment of the Note, etc. Default in the payment when due of any principal of the Note, or default, and continuance thereof for five days, in the payment when due of any interest on the Note, or any reimbursement obligation with respect to any Letter of Credit or any fees or other amounts payable by the Company hereunder.

         Non-Payment of Other Indebtedness for Borrowed Money. Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other indebtedness for borrowed money in excess of $250,000 of, or guaranteed by, the Company or any Subsidiary or default in the performance or observance of any obligation or condition with respect to any such other indebtedness if the effect of such default is to accelerate the maturity of any such indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its express maturity.

         Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Company or any Subsidiary with respect to (i) any agreement between the Company or any Subsidiary and the Bank or any afiliate of the Bank (subject to any applicable grace period) or (ii) any material purchase or lease of goods or services (except, in the case of this clause (ii), to the extent that the existence of any such default is being contested by the Company or such Subsidiary in good faith and by appropriate proceedings and appropriate reserves have been made in respect of such default).

         Bankruptcy, Insolvency, etc. The Company or any Subsidiary becomes insolvent; the Company or any Subsidiary generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Subsidiary), is commenced in respect of the Company or any Subsidiary, and if such case or proceeding is not commenced by the Company or such Subsidiary, it is consented to or acquiesced in by the Company or such Subsidiary, or remains for 60 days undismissed; or the Company or any Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.

         Non-Compliance with Certain Provisions of This Agreement. Failure of the Company to comply with the provisions of Sections 10.2, 10.4, 10.8, 10.13 through 10.21 and 10.23 through 10.26 of this Agreement.

         Non-Compliance with Other Provisions of This Agreement. Failure by the Company to comply with or to perform any provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this
Section 12) and continuance of such failure for 30 days after notice thereof to the Company from the Bank or any other holder of the Note.

         Warranties. Any warranty made by the Company herein or in any Letter of Credit Application is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice, or other writing furnished by the Company to the Bank is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

         Invalidity of Guaranties, etc. Any Guaranty shall cease to be in full force and effect with respect to any Guarantor, any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of its Guaranty, or any Guarantor (or any Person by, through or on behalf of such Guarantor) shall contest in any manner the validity, binding nature or enforceability of its Guaranty.

         Pension Plans. The institution by the Company or any ERISA Affiliate of steps to terminate any Pension Plan if, in order to effectuate such termination, the Company or any ERISA Affiliate would be required to make a contribution to such Pension Plan, or would incur a liability or obligation to such Pension Plan, in excess of $500,000; the institution by the PBGC of steps to terminate any Pension Plan; or a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

         Litigation. There shall be entered against the Company or any Subsidiary one or more judgments or decrees (including, without limitation, any judgement or decree with respect to the Coors Guaranty) in excess of $250,000 in the aggregate at any one time outstanding, excluding those judgments or decrees
(i) that shall have been outstanding less than 30 calendar days from the entry thereof or (ii) for and to the extent which, in the Bank's reasonable judgment, the Company or such Subsidiary is insured by a responsible insurance company or for and to the extent which the Company or such Subsidiary, as applicable, is otherwise indemnified if the terms of such indemnification are reasonably satisfactory to the Bank.

         Conduct of Business. The Company or any Subsidiary is enjoined, restrained or in any way prevented by court order, which has not been dissolved or stayed within five Business Days, from conducting all or any material part of its business affairs.

         Ownership. (i) Any Person and its Related Parties (other than the Interlaken Shareholders) among them have record and beneficial ownership of more than 30% of the outstanding voting power of the Company on a fully diluted basis, in any case at any time that the Interlaken Shareholders among them have record and beneficial ownership of less voting power of the Company, on a fully diluted basis, or (ii) the Company shall cease to directly or indirectly own or control 100% of the issued and outstanding capital stock of each of SafetyMaster, Lewis Supply, ATSG and ISA.

         Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect with respect to the Company or any Guarantor, the Company or any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of any Collateral Document to which such entity is a party, or the Company or any Guarantor (or any Person by, through or on behalf of the Company or such Guarantor) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

         Coors Guaranty. The Company shall make payments under the Coors Guaranty exceeding, in the aggregate for all such payments during the term of this Agreement, $250,000.

         Effect of Event of Default. If any Event of Default described in
Section 12.1.4 shall occur, the Commitment (if it has not theretofore terminated) shall immediately terminate and the Note and all other obligations hereunder shall become immediately due and payable and the Company shall immediately become obligated to deliver to the Bank cash collateral in an amount equal to the outstanding face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, in the case of any other Event of Default, the Bank may declare the Commitment (if it has not theretofore terminated) to be terminated and/or declare the Note and all other obligations hereunder to be due and payable and/or demand that the Company immediately deliver to the Bank cash collateral in an amount equal to the outstanding face amount of all Letters of Credit, whereupon the Commitment (if it has not theretofore terminated) shall immediately terminate and/or the Note and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to deliver to the Bank cash collateral in an amount equal to the outstanding face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Bank shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Bank (without liability for interest thereon) and applied to obligations arising in connections with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Bank to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may direct.

                                 GENERAL.

         Waiver; Amendments. No delay on the part of the Bank or any holder of the Note in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Note shall in any event be effective unless the same shall be in writing and signed and delivered by the Bank and, in the case of any such amendment or modification, the Company.

         Notices. Except as otherwise provided in Sections 2.3, 2.4 and 4.3, all notices hereunder shall be in writing (including, without limitation, facsimile transmission) and shall be sent to the applicable party at its address shown below its signature hereto or at such other address as such party may, by written notice received by the other party, have designated as its address for such purpose. Notices sent by telegram or facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery shall be deemed to have been given when received.

         Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP.

         Costs, Expenses and Taxes. The Company agrees to pay on demand all out-of-pocket costs and expenses of the Bank (including Attorneys' Costs) in connection with the preparation, execution, delivery and administration of this Agreement, the Note, and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including, without limitation, any amendments to or other modifications of any of the foregoing documents) and all out-of-pocket costs and expenses (including Attorneys' Costs) incurred by the Bank in connection with the enforcement of this Agreement, the Note, or any such other instruments or documents or in connection with any "work-out" or restructuring of the Company's obligations hereunder. In addition, the Company agrees to pay, and to save the Bank harmless from all liability for, any stamp or other taxes or filing fees or recording charges which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, the issuance of the Note or the issuance of other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided for in this Section 13.4 shall survive any termination of this Agreement.

         Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

         Governing Law. This Agreement and the Note shall be a contract made under and governed by the internal laws of the State of Illinois. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Bank and any other holder of the Note expressed herein or in the Note shall be in addition to and not in limitation of those provided by applicable law.

         Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

         Successors and Assigns. This Agreement shall be binding upon the Company, the Bank and their respective successors and assigns, and shall inure to the benefit of the Company and the Bank and the successors and assigns of the Bank.

         Indemnification by the Company. (a) In consideration of the execution and delivery of this Agreement by the Bank and the agreement to extend the Commitment provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Bank and each of the officers, directors, employees and agents of the Bank (collectively herein called the "Bank Parties" and individually each called a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to any transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, except for any such Indemnified Liabilities arising on account of any such Bank Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

          (b) The Company agrees to reimburse the Bank and each of the directors, officers, employees and agents of the Bank (each an "Indemnified Party") against any and all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable attorneys' and consultant's fees) which any Indemnified Party may pay, incur or become subject to arising out of or relating to the use, handling, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any real property owned, operated or leased by the Company, except to the extent caused by the acts or omissions of any Indemnified Party.

          (c) All obligations provided for in this Section 13.9 shall survive any termination of this Agreement.

         Waiver of Jury Trial. EACH OF THE COMPANY AND THE BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Consent to Jurisdiction. THE COMPANY IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT OR ANY LOAN DOCUMENT SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. THE COMPANY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THE COMPANY, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO THE COMPANY AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.

Delivered at Chicago, Illinois, as of the day and year first above written.


                                STRATEGIC DISTRIBUTION, INC.


                                 By:    /s/ Theodore R. Rieple
                                 Title: President

                                 165 Mason Street
                                 Greenwich, Connecticut  06830
                                 Telephone:  203-629-8750
                                 Facsimile:  203-629-8554

                                 Attention:  Catherine B. James


                                 BANK OF AMERICA ILLINOIS


                                 By:    /s/ Randolph T. Kohler
                                 Title: Senior Vice President

                                 231 South LaSalle Street
                                 Chicago, Illinois  60697
                                 Telephone:  312-828-2638
                                 Facsimile:  312-828-6647

                                 Attention:  Randolph T. Kohler

                                 EXHIBIT A

	                          FORM OF
                                    NOTE


$20,000,000                                           December 31, 1995
                                                      Chicago, Illinois

         The undersigned, for value received, promises to pay to the order of Bank of America Illinois, an Illinois banking corporation having its principal office at 231 South LaSalle Street, Chicago, Illinois (the "Bank") at the principal office of the Bank in Chicago, Illinois, TWENTY MILLION DOLLARS or, if less, the aggregate unpaid amount of all Loans made by the undersigned pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Bank), such principal amount to be payable in installments as set forth in the Credit Agreement.

         The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

         This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of December 31, 1995 (herein, as amended or otherwise modified from time to time, called the "Credit Agreement"), between the undersigned and the Bank, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

         In addition to and not in limitation of the foregoing and the provisions of the Credit Agreement, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder of this
Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

         This Note is made under and governed by the internal laws of the State of Illinois.

                                       STRATEGIC DISTRIBUTION, INC.

                                        By:__________________________
                                        Title:_______________________

Schedule Attached to Note dated December 31, 1995 of STRATEGIC DISTRIBUTION, INC. payable to the order of BANK OF AMERICA ILLINOIS.

Date and               Date and
Amount of              Amount of
Loan or of             Repayment or of       Interest
Conversion from        Conversion into      Period/      Unpaid
another type of        another type of      Maturity     Principal Notation
Loan                   Loan                     Date     Balance   Made by


                                           1.  FLOATING RATE LOANS

________________________________

________________________________

________________________________

________________________________


                                           2.  EURODOLLAR LOANS

________________________________

________________________________

________________________________

________________________________